UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO	001-07323	31-0523213
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO	45206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 513-961-2660

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On June 4, 2008, management of Frisch’s Restaurants, Inc. concluded that certain assets in its Golden Corral division are impaired. A non-cash charge to pretax earnings of approximately $4.7 million will be taken to record the impairment in the fourth quarter of the fiscal year ended June 3, 2008.

The Company periodically reviews the carrying value of all of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” to determine if expected future cash flows will exceed current carrying values. This test is done on a restaurant-by-restaurant basis. The Company considers a history of cash flow losses at individual restaurant locations to be the primary indicator of impairment.

The Company completed its most recent impairment test at the end of the fourth quarter and determined that three Golden Corral restaurant locations have sustained significant cash flow losses, and an impairment charge was necessary to reflect the fact that the carrying values of those three locations exceed expected future cash flows to be generated by the assets. A non-cash pretax charge of approximately $4.7 million will be recorded in the fourth quarter. The impact of the impairment charge will be approximately $.60 per diluted share, assuming an effective tax rate of 32%. The Company will continue to operate the three impaired restaurants.

The Company plans to report its full results of operations on or about July 25, 2008, and those results will include the impact of the $4.7 million impairment charge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRISCH’S RESTAURANTS, INC.
(registrant)
DATE June 4, 2008
	BY	/s/ Donald H. Walker
Donald H. Walker
Vice President - Finance and Principal Financial Officer